HOME EQUITY ASSET TRUST 2007-3

DERIVED INFORMATION [4/18/07]

[$527,450,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$527,450,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-140945 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/07 cutoff date.  The final numbers will be found in the prospectus supplement.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 2,955

Total Outstanding Loan Balance ($): 562,425,365

Total Expected Collateral Balance – Deal ($): 550,000,100

Total Expected Collateral Balance – Selection ($): 550,000,100

Average Loan Current Balance ($): 190,330

:

Weighted Average Original LTV (%)*:  81.4

Weighted Average Coupon (%): 7.84

Arm Weighted Average Coupon (%): 7.70

Fixed Weighted Average Coupon (%): 8.34

Weighted Average Margin (%): 5.89

Weighted Average FICO (Non-Zero): 632

Weighted Average Age (Months): 3

:

% First Liens: 97.0

% Second Liens: 3.0

% Arms: 78.3

% Fixed: 21.7

% Interest Only: 26.9

% of Loans with Mortgage Insurance: 0.0

FICO	LTV*	CLTV (with SS)	DTI	Nzwa FICO	% Stated Doc	% Full Doc	% IO	%>30Y Am	% 40Y Am	%50Y Am	% Owner Occ	% Investor
N/A	0.0	0.0	0.0	0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
<= 500	81.6	88.1	43.9	474	3.5	79.1	5.9	36.0	19.7	0.0	100.0	0.0
501-525	71.8	72.8	42.5	516	18.2	69.0	2.3	25.8	19.3	6.5	98.2	1.8
526-550	75.2	76.2	41.8	539	14.5	75.1	0.0	21.9	20.2	1.8	95.3	4.7
551-575	77.6	78.4	40.1	564	13.6	75.6	2.3	29.5	24.7	4.3	97.5	2.5
576-600	81.5	82.4	40.9	588	14.8	74.3	8.0	37.5	29.1	7.7	94.4	4.2
601-625	82.0	87.2	41.9	613	16.8	72.4	18.3	33.3	24.9	8.1	95.1	3.6
626-650	81.8	91.6	42.4	638	12.6	69.3	33.2	29.5	19.5	9.8	95.7	3.9
651-675	82.5	93.8	42.7	662	19.4	51.6	37.7	24.2	17.2	6.7	96.1	3.9
676-700	82.8	93.8	42.4	687	17.3	43.8	48.9	16.6	9.5	7.1	93.1	5.8
701-725	84.0	94.4	42.3	712	18.7	55.6	46.0	27.6	23.0	4.6	95.0	2.3
726-750	82.7	91.8	40.8	737	14.8	61.3	51.7	18.8	18.8	0.0	99.5	0.5
>750	83.5	92.0	43.2	770	15.3	34.1	55.5	24.3	18.5	5.8	87.1	9.9
Total:	81.4	88.5	42.0	632	15.9	64.4	26.9	28.3	20.9	7.1	95.4	3.9

(*) For second liens, CLTV is employed in this calculation

DTI	LTV*	CLTV (with SS)	DTI	nzwa FICO	% Stated Doc	% Full Doc	% IO	%>30Y Am	% 40Y Am	%50Y Am	% Owner Occ	% Investor
<= 20.00	80.4	87.4	12.7	637	11.5	54.2	21.3	23.1	23.1	0.0	89.5	8.8
20.01 – 25.00	76.3	79.8	22.7	612	12.8	73.7	19.2	13.9	11.3	2.6	91.2	8.8
25.01 – 30.00	79.2	84.0	27.7	628	10.3	66.9	24.6	15.9	11.1	4.8	84.1	12.1
30.01 – 35.00	79.2	84.6	32.7	627	18.9	67.5	18.2	24.5	18.0	5.4	91.1	6.2
35.01 – 40.00	81.9	88.4	37.8	634	17.2	61.1	27.2	25.0	18.1	6.8	96.3	3.2
40.01 – 45.00	81.4	88.6	42.7	635	18.8	59.2	27.1	31.2	24.4	6.5	96.6	3.3
45.01 – 50.00	82.3	90.5	47.8	634	16.2	65.3	32.4	32.0	22.1	9.6	96.9	2.5
50.01 – 55.00	82.1	88.7	52.7	622	5.3	80.4	11.1	25.2	19.5	5.5	98.4	1.6
55.01 – 60.00	77.4	80.9	56.2	625	11.4	88.6	69.7	13.7	0.0	0.0	83.4	16.6
60.01 – 65.00	64.0	64.0	61.7	573	100.0	0.0	0.0	100.0	100.0	0.0	100.0	0.0
Total:	81.4	88.5	42.0	632	15.9	64.4	26.9	28.3	20.9	7.1	95.4	3.9

LTV*	LTV*	CLTV (with SS)	DTI	nzwa FICO	% Stated Doc	% Full Doc	% IO	%>30Y Am	% 40Y Am	%50Y Am	% Owner Occ	% Investor
<= 50.00	42.8	43.1	38.3	597	33.4	49.4	6.1	22.9	8.7	14.1	92.6	7.4
50.01 – 55.00	52.8	52.8	35.3	586	10.7	65.5	0.0	20.2	13.5	6.7	90.2	5.5
55.01 – 60.00	57.8	58.1	40.7	604	19.3	62.8	15.6	20.8	19.6	1.3	87.3	12.7
60.01 – 65.00	63.2	63.6	40.0	591	25.3	59.4	10.9	34.4	25.1	9.3	95.2	4.8
65.01 – 70.00	68.5	69.1	38.3	597	26.1	59.4	11.4	22.9	22.2	0.7	95.4	4.6
70.01 – 75.00	73.8	75.6	40.3	609	24.5	59.4	12.9	32.5	21.8	9.0	87.5	11.1
75.01 – 80.00	79.8	94.9	42.8	645	11.4	62.3	39.4	25.0	17.5	7.2	98.0	1.9
80.01 – 85.00	84.3	84.5	42.4	624	20.9	66.8	20.8	38.2	29.4	8.3	95.8	3.6
85.01 – 90.00	89.7	89.8	41.4	628	16.4	71.6	20.3	33.1	24.0	8/.9	91.0	7.2
90.01 – 95.00	94.8	94.9	42.3	633	19.1	68.6	13.2	30.5	24.3	6.2	91.3	1.8
95.01 – 100.00	99.9	99.9	43.4	642	15.3	67.5	12.9	25.2	23.6	1.6	100.0	0.0
100.01 – 105.00	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
105.01 – 110.00	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
110.01 – 115.00	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Total:	81.4	88.5	42.0	632	15.9	64.4	26.9	28.3	20.9	7.1	95.4	3.9

(*) For second liens, CLTV is employed in this calculation

CLTV*	LTV*	CLTV (with SS)	DTI	nzwa FICO	% Stated Doc	% Full Doc	% IO	%>30Y Am	% 40Y Am	%50Y Am	% Owner Occ	% Investor
<= 50.00	42.7	42.7	38.3	596	33.7	49.1	6.2	23.0	8.8	14.2	92.5	7.5
50.01 – 55.00	52.8	52.8	35.3	586	10.7	65.5	0.0	20.2	13.5	6.7	90.2	5.5
55.01 – 60.00	57.8	57.8	40.9	603	19.8	61.8	13.3	21.4	20.1	1.3	87.0	13.0
60.01 – 65.00	63.2	63.2	40.4	591	25.7	57.7	11.1	34.0	24.5	9.5	95.1	4.9
65.01 – 70.00	68.3	68.5	38.1	596	26.4	60.9	12.8	22.7	21.9	1.7	95.3	4.7
70.01 – 75.00	73.7	73.8	39.7	608	24.5	58.9	12.2	30.7	22.0	8.6	87.2	11.3
75.01 – 80.00	79.3	79.4	40.9	603	19.5	65.2	12.9	27.6	22.9	3.9	91.8	7.9
80.01 – 85.00	84.3	84.3	42.4	625	21.2	66.7	21.1	38.4	29.4	8.4	95.7	3.7
85.01 – 90.00	89.4	89.7	41.4	630	16.2	71.0	22.0	32.9	23.8	8.8	91.1	7.2
90.01 – 95.00	88.7	94.8	43.1	635	17.0	68.8	21.0	28.6	20.8	7.7	94.2	1.9
95.01 – 100.00	83.3	99.9	43.4	655	9.8	62.2	41.3	24.6	17.3	7.0	100.0	0.0
100.01 – 105.00	0.0	0.0	0.0	0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
105.01 – 110.00	0.0	0.0	0.0	0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
110.01 – 115.00	0.0	0.0	0.0	0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Total:	81.4	88.5	42.0	632	15.9	64.4	26.9	28.3	20.9	7.1	95.4	3.9